Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a director nominee to the board of directors of Danam Health Holding Corporation and to the disclosure of the undersigned’s biographical information included in the Registration Statement on Form S-4, and any amendments and supplements thereto, filed by Assure Holdings Corp. with the U.S. Securities and Exchange Commission. The undersigned further consents to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: May 2, 2024

By:	/s/ Sajid Syed
Sajid Syed